UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) May 2, 2011

CONSOLIDATION SERVICES, INC.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE
(State or Other Jurisdiction of Incorporation)

333-142105	20-8317863
(Commission File Number)	(IRS Employer Identification No.)

2300 West Sahara Drive
Las Vegas, NV  89102
(Address of Principal Executive Offices)      (Zip Code)

(702) 949-9449
(Registrant's Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting  material  pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

On May 2, 2011, Consolidation Services, Inc. (the “Company”) issued a press release entitled “Consolidation Services, Inc. Announces Definitive Agreement to Acquire Elkhorn Goldfields, Inc. and Montana Tunnels Mining, Inc.” a copy of which is furnished herewith as Exhibit 99.1 to this Current Report on Form 8-K.

ITEM 1.01   ENTERING INTO A MATERIAL DEFINITIVE AGREEMENT

On May 2, 2011, Consolidation Services, Inc. (the “Company”), through its wholly-owned subsidiary, CSI Resources, Inc. (“CSI”) entered into a definitive Stock Purchase Agreement (the “SPA”) to acquire (the “Acquisition”) Elkhorn Goldfields, Inc. (“EGI”) and Montana Tunnels Mining, Inc. (“MTMI”) from Elkhorn Goldfields, LLC (“Elkhorn”).  There was no relationship between the parties prior to the execution of the SPA.  As described in detail in the Company’s press release furnished as Exhibit 99.1 to this report, the EGI property has four known mineralized deposits, namely Golden Dream/Sourdough, Gold Hill, East Butte and Carmody. Due to the higher grade gold values identified, ore delineation drilling has been focused, to date, on the Golden Dream Deposit.  This mine requires approximately six months of development and facilities construction prior to the start of the next stage of production. The capital cost of developing the next phase of its mining operations is $7.5 million. In April 2011, an affiliate of Elkhorn Goldfields LLC funded a $6 million portion of its $7.5 million financing commitment to EGI.  MTMI commenced production in 1987.  The Company has been advised that 98 million tons of ore have been mined containing 1.7 million oz of gold, 30.8 million oz of silver, 545,000 tons of zinc and 200,700 tons of lead. The current plan at MTMI is to lay back the existing wall and develop the "M" Pit reserve. The proven and probable reserve within "M" Pit is 37.8 million tons of ore.

The SPA has been filed as Exhibit 10.1 to this Report.  The Purchase Price for the Acquisition is one million (1,000,000) shares of 4% Series A Convertible Preferred Stock of the Company (the “Preferred Shares”) with a face value of $350 Million.  If the Acquisition is completed, the Purchase Price will represent approximately 91% of the Company’s post closing enterprise value.  The Preferred Shares are convertible into an aggregate of 90 million shares of common stock.  The Company will effect a reverse split of the issued and outstanding common stock so there are not more than 8,500,000 shares of common stock issued and outstanding at the Closing of the Acquisition and prior to the issuance of the Preferred Shares.  Any unconverted Preferred Stock upon the second anniversary date of the Closing will be mandatorily converted and shall earn 4% per annum interest from the date of the Closing until converted.  Interest is due once annually or at such time as determined by available cash flow and the Board of Directors of the Company.

The Company will transfer ownership and title to its existing oil and gas assets and operations into its wholly-owned subsidiary, CSI Energy, Inc. Upon Closing of the Acquisition the Company will seek a listing on the NYSE Amex or another national securities exchange.

Completion of the Acquisition is contingent upon, among other things, satisfactory completion of due-diligence, receipt of 2010 audited financial statements of Elkhorn, approval of the reverse split by shareholders of the Company, Board approval of the financing by Elkhorn Goldfields, LLC and certain other matters in addition to a separate third party financing of approximately $7.5 million (which can be waived) and other customary closing conditions.

ITEM 5.02   DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS, APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

(b)           On April 26, 2011, the Company’s Board of Directors accepted the resignation of Stephen M. Thompson as CEO and a Director of the Company effective upon his tender of written notice, which is expected on or about May 15, 2011.  Mr. Thompson has been appointed and will remain President of the Company’s wholly owned subsidiary, CSI Energy, Inc. that will become the holding and operating company for all of its current oil and gas assets and operations. The Company’s President, Mr. Gary Kucher, will serve additionally as the interim Chief Executive Officer, until a new CEO can be identified, vetted and appointed by the Board of Directors.

(e)           The Board of Directors granted Stephen M. Thompson 4,000,000 restricted shares of Common Stock under its 2007 Equity Compensation Plan as full compensation for services rendered as Chief Executive Officer of the Company from April 2010 until his resignation is effective.

ITEM 9.01   FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

10.1           Stock Purchase Agreement Between Elkhorn Goldfields, LLC and CSI Resources, Inc. dated May 2, 2011.

99.1           Press Release dated May 2, 2011 entitled “Consolidation Services, Inc. Announces Definitive Agreement to Acquire Elkhorn Goldfields, Inc. and Montana Tunnels Mining, Inc.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 5, 2011	CONSOLIDATION SERVICES, INC

By: /s/ Stephen M. Thompson
Name: Stephen M. Thompson
Title: Chief Executive Officer and Chairman